UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☐                              Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

COMMONWEALTH REIT

(Name of the Registrant as Specified In Its Charter)

CORVEX MANAGEMENT LP

KEITH MEISTER

RELATED FUND MANAGEMENT, LLC

RELATED REAL ESTATE RECOVERY FUND GP-A, LLC

RELATED REAL ESTATE RECOVERY FUND GP, L.P.

RELATED REAL ESTATE RECOVERY FUND, L.P.

RRERF ACQUISITION, LLC

JEFF T. BLAU

RICHARD O’TOOLE

DAVID R. JOHNSON

JAMES CORL

EDWARD GLICKMAN

PETER LINNEMAN

JIM LOZIER

KENNETH SHEA

EGI-CW HOLDINGS, L.L.C.

DAVID HELFAND

SAMUEL ZELL

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

SAM ZELL AND DAVID HELFAND JOIN CORVEX AND RELATED

BOARD SLATE OF HIGHLY QUALIFIED NOMINEES FOR

COMMONWEALTH REIT

Support Consent Solicitation for Removal of Entire Board of Trustees to

Unlock Value for All CommonWealth Shareholders

New York – February 11, 2014 – Corvex Management LP and Related Fund Management, LLC today announced that Sam Zell and David Helfand, veteran REIT executives, are joining the slate of highly qualified, independent nominees for election to the Board of Trustees of CommonWealth REIT (NYSE: CWH) if the pending consent solicitation to remove all the current Trustees of CommonWealth REIT is successful. Since February 2013, Corvex and Related have been engaged in an effort to remove CommonWealth’s entire Board of Trustees in order to unlock substantial value for all shareholders. Separately managed investment funds of Related and Corvex own approximately 9.6 % of the outstanding shares of CommonWealth.

Sam Zell commented, “We are fully supportive of Corvex and Related’s efforts to maximize value at CommonWealth for all shareholders. We see an attractive opportunity at CommonWealth uniquely suited to our expertise in leading public real estate companies and in turning around underperforming assets. We created three of the most successful REITs in the U.S., including Equity Office, which at the time of its $39 billion sale in 2007, owned nearly 100 million square feet of space in over 500 office buildings across the country.

“One of our core operating principals is the alignment of interests between company leadership and shareholders,” he continued. “We are concerned about any attempts to preclude shareholder rights, and our companies are free of such impediments. We believe the shareholders of our REITs have clearly benefited from having an accountable, properly aligned board overseeing an effective, internalized management team with the sole goal of increasing shareholder value.”

Zell and Helfand will join the proposed slate of directors to be nominated at a special meeting of CommonWealth shareholders if the current Board of Trustees is successfully removed. The other five nominees are James Corl, Edward Glickman, Peter Linneman, Kenneth Shea and Jim Lozier, who will head up transition efforts. In addition, Zell and Helfand have agreed that if the Corvex/Related slate is elected to constitute a majority of the Board, they are willing to serve as Chairman of the Board and Chief Executive Officer of CommonWealth, respectively, if so appointed by the new Board of Trustees, subject to their fiduciary duties. In addition, Zell and Helfand plan to bring to the company their highly qualified and experienced management team to execute on a value-driven strategy.

Keith Meister of Corvex and Jeff T. Blau of Related said, “We are thrilled to be joined by Sam Zell, whose chairmanship of other REITs has unquestionably maximized value for shareholders. Additionally, David Helfand’s unmatched real estate management skills and superb track record in executive leadership qualify him to enhance CommonWealth’s portfolio. We believe that once CommonWealth shareholders are given a choice between the Portnoys and their record of value destruction and Sam Zell’s record of value creation for shareholders, the choice is clear.”

Neither Zell, nor Helfand or their affiliates owns any CommonWealth stock. Corvex and Related have granted an entity associated with Zell and Helfand an option to acquire up to approximately 4 million CommonWealth shares, subject to various terms and conditions.

Zell maintains substantial interests in and serves as Chairman of four public companies, two of which are REITs — Equity Residential (NYSE: EQR), the largest multifamily REIT, and Equity LifeStyle Properties (NYSE: ELS), the largest manufactured home community REIT. He is also Chairman of Covanta Holding Corporation (NYSE: CVA), an international leader in converting waste to energy, and Anixter International (NYSE: AXE), a global supplier of communications and security products. Zell also serves as Chairman of two private investment firms, Equity Group Investments (EGI), which he founded over 40 years ago, and Equity International. While EGI’s roots are in real estate, the firm’s investments today span industries and continents, and include interests in real estate, energy, logistics, transportation, media, and health care, among others. Equity International, which Zell founded in 1999, is a private investment firm focused on building real estate-related businesses in international emerging markets. Zell is a member of the President’s Advisory Board at the University of Michigan, and with the combined efforts of the University of Michigan Business School, established the Zell/Lurie Entrepreneurial Center. He is also a long-standing supporter of the University of Pennsylvania Wharton Real Estate Center, and has endowed the Samuel Zell/Robert Lurie Real Estate Center at Wharton. Zell also endowed the Northwestern University Center for Risk Management. Zell holds a BA and a JD from the University of Michigan.

Helfand is currently Co-President of EGI where he oversees all aspects of the firm. He began working with Zell more than 25 years ago, and has worked with him in a variety of capacities since then. Prior to rejoining EGI in 2012, Helfand was Founder and President of Helix Funds, where he oversaw the acquisition, management and disposition of more than $2.2 billion of real estate assets. While at Helix, he also served as Chief Executive Officer for American Residential Communities, a Helix portfolio company. Before founding Helix, Helfand served as Executive Vice President and Chief Investment Officer for Equity Office Properties Trust, the largest REIT in the U.S. at the time, where he led approximately $12 billion of mergers and acquisitions activity. Prior to Equity Office, Helfand served as a Managing Director and participated in the formation of Equity International. He also held the role of President and Chief Executive Officer at Equity LifeStyle Properties, and served as Chairman of the board’s audit committee. His earlier career included investment activity in a variety of asset classes, including retail, office, parking and multifamily. Helfand holds an MBA from the University of Chicago Graduate School of Business, and a BA from Northwestern University. He serves as a member of the Board of Trustees and Executive Committee of National Louis University, as a Director of the Ann & Robert H. Lurie Children’s Hospital of Chicago, on the Executive Committee of the Zell/Lurie Real Estate Center at the Wharton School, and on the Board of Visitors at the Weinberg College of Arts and Sciences at Northwestern University.

Shareholders are urged to vote the GOLD consent card for the removal the entire Board of CommonWealth. Corvex and Related believe that the removal of ALL CommonWealth REIT Trustees is the only path to effect real change and unlock the substantial value embedded within the company’s conflicted structure. Without removal of the entire board, shareholders will continue to have a company operated by the same management team that has overseen the worst performing public suburban or CBD office REIT, as measured by virtually any metric.

Corvex and Related intend to submit to CommonWealth a record date request by February 16, after which CommonWealth will have 10 business days to set the record date. On February 10, 2014 CommonWealth announced that it has set a “conditional” record date of February 18, 2014. The consent solicitation must be concluded within 30 days of the record date.

Please note that internet voting is NOT available. Shareholders must sign, date and return the GOLD Consent Card in the pre-paid return envelopes they will be receiving. If you are a CommonWealth shareholder we urge you to call today our solicitor, D.F. King & Co., Inc., at 1-800-714-3313 to make sure we receive your consent.

Additional Information Regarding the Solicitation

Corvex Management LP and Related Fund Management, LLC have filed a definitive solicitation statement with the Securities and Exchange Commission (the “SEC”) to (1) solicit consents to remove the entire board of trustees of CommonWealth REIT (the “Removal Proposal”), and (2) elect a slate of new trustees at a special meeting of shareholders that must be promptly called in the event that the Removal Proposal is successful. Investors and security holders are urged to read the definitive solicitation statement and other relevant documents because they contain important information regarding the solicitation. The definitive solicitation statement and all other relevant documents are available, free of charge, on the SEC’s website at www.sec.gov.

The following persons are participants in connection with the solicitation of CommonWealth REIT shareholders: Corvex Management LP, Keith Meister, Related Fund Management, LLC, Related Real Estate Recovery Fund GP-A, LLC, Related Real Estate Recovery Fund GP, L.P., Related Real Estate Recovery Fund, L.P., RRERF Acquisition, LLC, Jeff T. Blau, Richard O’Toole, David R. Johnson, James Corl, Edward Glickman, Peter Linneman, Jim Lozier, Kenneth Shea, EGI-CW Holdings, L.L.C., David Helfand and Samuel Zell. Information regarding the participants in the solicitation and a description of their direct and indirect interests, by security holdings or otherwise, to the extent applicable, is available in the definitive solicitation statement filed with the SEC on January 28, 2014 and Supplement No. 1 to be filed with the SEC.

About Corvex Management LP

Corvex Management LP is an investment firm headquartered in New York, New York that engages in value-based investing across the capital structure in situations with identifiable catalysts. Corvex was founded in March 2011 and follows an opportunistic approach to investing with a specific focus on equity investments, special situations and distressed securities largely in North America.

About Related Fund Management LLC

Related Fund Management, LLC is an affiliate of Related Companies, one of the most prominent privately-owned real estate firms in the United States. Formed 40 years ago, Related is a fully integrated, highly diversified industry leader with experience in virtually every aspect of development, acquisitions, management, finance, marketing and sales. Related’s existing portfolio of real estate assets, valued at over $15 billion, is made up of best-in-class mixed-use, residential, retail, office and affordable properties. For more information about Related Companies please visit www.related.com.

For further information, contact:

Rupal Doshi

Corvex

(212) 474-6750

rdoshi@corvexcap.com

Joanna Rose

Related

(212) 801-3902

jrose@related.com

Terry Holt

Equity Group Investments

Office: (312) 466-3979

Mobile: (312) 925-5387

tholt@egii.com

INVESTORS:

Edward McCarthy / Richard Grubaugh

D.F. King & Co., Inc.

(212) 269-5550

# # #